EXHIBIT 10.12

This agreement is made this 21st day of March, 2007, between Riv Acquisition Holdings, Inc. ("RAH") of the first part, and Triple Five Investco LLC ("Triple Five") and Dominion Financial LLC (collectively, jointly and severally "T5") of the second part.

WHEREAS, T5 owns One Million One Hundred Forty Seven Thousand Five Hundred and Fifty (1,147,550) shares of common stock ("Shares", each a "Share") of Riviera Holdings Corporation ("Riv"), and

WHEREAS, subject to and effective solely upon issuance of the Approvals (as defined below), RAH desires to acquire an option to purchase the Shares from T5.

NOW THEREFORE, in consideration of the sum of Two Million Three Hundred Thousand Dollars ($2,300,000) (non-refundable, subject only to the last sentence of Section 2 below and Section 7 below) paid herewith by RAH to T5, the receipt of which is hereby acknowledged by T5, the parties hereto agree as follows:

      1. Subject to and effective solely upon issuance of the Approvals (as defined below), which RAH agrees to immediately pursue aggressively to obtain, T5 does hereby grant to RAH an option ("Option") to acquire all of the Shares at a purchase price ("Price") of Twenty-Three Dollars ($23.00) per Share in cash. For purposes of this agreement, the "Approvals" shall mean (i) a waiver by Riv's Board of Directors (the "Board"), in accordance with subsection 7(g) of Article III of Riv's Articles of Incorporation (the "Articles") and by the requisite majority as provided therein, of the voting limitation set forth in subsection 7(b) of Article III of the Articles with respect to RAH and its affiliates, T5, the Option and any exercise thereof (ii) approval by the Board in accordance with the provisions of subsection 78.438(1) of Title 7 of the Nevada Revised Statutes of the Option and any exercise thereof and (iii) amendment of Riv's Articles and by-laws to provide that subsections
            78.378 to 78.3793 of Title 7 of the Nevada Revised Statutes do not apply to the Option or any exercise thereof. All the conditions in this agreement relate only to the exercise of the Option and not to its grant and not the validity of the Option itself. In other words, if the Approvals are not achieved, RAH will not exercise the Option, the Option Term will immediately expire, but, at the same time the Option consideration will be earned by T5 as of its receipt of same and be non-refundable.

      2. The initial term ("Term") of the Option shall be ninety (90) days from the date hereof. RAH may extend the Term at its option for additional periods of thirty (30) days each (each a "Period") up to a collective three (3) months from the ninetieth (90th) day from the date hereof for additional consideration payable in advance to T5 at the beginning of each Period equal to an annualized interest rate of Eight percent (8.0%) of the aggregate Price accruing upon such additional periods, calculated daily. Notwithstanding anything to the contrary, RAH will forfeit its right to exercise the Option and the Option will be nullified, if RAH does not exercise the Option immediately upon the earlier of (i) the issuance of the Approvals, or (ii) the closing of any tender offer for Riv shares by RAH or,
            (iii) upon acquisition by RAH, or any entity or body related to it, of any shares of Riv where such acquisition would result in RAH and any entity or body related to it collectively holding 20.0% or more of the issued and outstanding shares of Riv. For purposes of this agreement, at any time, "related" means any entity or body whose beneficial owners are any of the members of RAH's group on the most recent Form 13D that has been filed with the SEC at such time. In the event that any of the Shares are acquired by RAH in a tender offer involving a purchase price per Share in excess of $23.00, there shall be credited against the purchase price per Share payable by RAH to T5 upon the closing of such tender offer an amount equal to the excess of such purchase price over $23.00 per Share, with the understanding being that in addition to the $2,300,000 Option consideration, T5 will receive $23.00 per Share (plus all interest accrued or paid on such $23.00 pursuant to the Periods) net of all credits.

      3. Subject to and effective solely upon issuance of the Approvals, the Option may be exercised by notice of RAH to T5 at any time within the Term or any extension thereof. The closing ("Closing") of the purchase and sale of the Shares (the "Transaction") shall take place no later than three (3) business days following the exercise of the Option.

      4. Upon Closing, T5 shall deliver the Shares, free and clear, to RAH, subject of course to any regulatory, governmental or Board imposed restrictions or charges, and simultaneously RAH shall pay the Price, in cash, to T5.

      5. T5 does hereby agree to cooperate with RAH and reasonably perform whatever is required (to the extent not at T5's material cost) to insure that the Transaction closes, including voting the Shares against any action, agreement, transaction or proposal that would result in any acquisition by any party other than RAH or its affiliates, whether by merger or otherwise, of control of Riv unless of course RAH, or any entity or body related to it, does otherwise itself with respect to any of its shareholdings of Riv.

      6. T5 agrees not to sell, tender, transfer or assign any of the Shares during the Term or any extension thereof. T5 represents and warrants that it now owns the Shares free and clear of any liens or encumbrances. This agreement may not be assigned by T5 to any other party (unless T5 does so in order to avoid appearing before the Gaming Control Board or any other licensing body or agency for a finding of suitability or otherwise, in which case the assignee will be bound by all obligations of T5 herein) but may be assigned by RAH without T5's consent, in which case the assignee and any entity or body related to it shall be bound by all obligations of RAH herein. Notwithstanding any other provision of this agreement, in the event that this agreement is assigned by RAH, the Approvals shall be limited to those actions of the Board required to prevent the application to RAH's assignee of the provisions of the Articles and the Nevada Revised Statutes referenced in the definition of "Approvals" upon exercise of the Option. This agreement shall be governed according to the laws of Delaware. The communication and execution of this agreement by facsimile or digital/email transfer shall be enforceable, valid and binding. Further documentation ("Detailed Documentation") may be required to include standard "Boiler Plate" clauses normally found in documentations of transactions similar to this Transaction, and the parties hereto shall immediately hereafter instruct their respective attorneys to mutually, diligently and expeditiously prepare, and agree on, same and provide it to the parties hereto for execution, which Detailed Documentation the parties hereto hereby agree to execute upon its receipt by them. The failure of the parties hereto to agree on the terms of the Detailed Documentation shall not be grounds for termination of this agreement, but rather, shall be resolved pursuant to item 7. below. All of T5's and RAH's obligations herein (other than the $2,300,000 Option consideration payment, which shall, subject only to the last sentence of Section 2 above and
            Section 7 below, be non-refundable and kept by T5) are subject to no part of this agreement being directly or indirectly objected to or disapproved by any governmental body or agency or the Board (this condition is for the sole benefit of each party and may be waived by such party at anytime).

      7. Notwithstanding anything to the contrary, if T5 is at anytime required to go through the process of a finding of suitability or otherwise before the State of Nevada Gaming Control Board or any other licensing body or agency with regards to the Shares, then T5 shall have the right within thirty (30) days thereafter to either terminate this agreement and refund the $2,300,000 Option consideration (together with all interest paid thereon pursuant to this agreement or otherwise) back to RAH or T5 may waive this condition, but until such time that it is so waived such $2,300,000 Option consideration (together with all such interest) shall be held in escrow by the law firm of Lionel Sawyer & Collins care of attorney Mr. Paul Hejmanowski, who shall treat same pursuant to this clause.

      8. All disputes, impasses, conflicts, disagreements, ambiguities, of any sort, arising from the contents herein or in the preparation of the Detailed Documentation shall all be submitted to the exclusive jurisdiction of the Delaware Court of Chancery.

The parties hereto concur, accept and agree to all of the above by signing in their respective designated areas below. T5is signing this agreement on this 21st day of March, 2007, at 7:55 pm, N.Y. time, as it is only available for RAH's acceptance by no later than 12:01 am, N.Y. time, on March 22nd, 2007, evidenced by a signed copy being faxed/emailed before that time to T5 by return.

Triple Five Investco LLC                      Riv Acquisition Holdings, Inc.

/s/ Syd Ghermezian                            /s/ Paul Kanavos
---------------------------------             ---------------------------------
Per: Syd Ghermezian, Manager                  Per: Paul Kanavos

Dominion Financial LLC

/s/ Syd Ghermezian
---------------------------------
Per: Syd Ghermezian, Manager